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                                                                   EXHIBIT 10.1

                           WRIGHT MEDICAL GROUP, INC.
                      EXECUTIVE PERFORMANCE INCENTIVE PLAN

                                   ARTICLE I
                               GENERAL PROVISIONS

1.1 PURPOSE. The purpose of the Executive Performance Incentive Plan (the "Plan") is to increase shareholder value by providing an incentive for the achievement of goals that support the Wright Medical Group, Inc. (the "Company") strategic plan.

1.2 ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall have the authority to interpret and construe the Plan and to adopt all necessary rules and regulations for administering the Plan. All decisions and determinations of the Committee with respect to the Plan shall be final and binding on all parties.

                                   ARTICLE II
                                 PARTICIPATION

2.1 ELIGIBILITY AND PARTICIPATION. All officers of the Company shall be eligible to participate in the Plan. The Committee shall have the sole and absolute authority to designate actual participants in the Plan ("Participant") from among those eligible persons set forth in the first sentence of this
Section 2.1, and to amend such designations at any time.

                                  ARTICLE III
                                  PLAN AWARDS

3.1 FREQUENCY OF AWARDS. The Committee shall determine the frequency of potential awards for each Plan year. Awards may be annual, quarterly or any another frequency as deemed appropriate by the Committee.

3.2 ESTABLISHMENT OF BONUS POOL. For each Plan year, the Committee shall establish the method for determining the amount of bonus available to be paid to the Participants (the "Bonus Pool"). The method for determining the Bonus Pool shall be based on the financial performance of the Company determined by measures including but not limited to sales, operating income, pre-tax income, net income, and earnings per share.

3.3 ALLOCATION OF BONUS POOL. For each Plan year, the Committee shall determine the portion of the Bonus Pool that each Participant is eligible to receive. The Bonus Pool shall be allocated to the Participants pro-rata based on each Participant's base salary and portion of the Plan year that such Participant is employed by the Company, or by any other method deemed appropriate by the Committee.

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3.4 ESTABLISHMENT OF PERFORMANCE GOALS. For each Plan year, the Committee shall establish performance goals for each Participant (the "Performance Goals"). Performance Goals will be based on the financial performance of the Company, its subsidiaries and/or its divisions established in a manner appropriate for each respective Participant, as determined by measures that may include but not be limited to sales, operating income, pre-tax income, net income, earnings per share and cashflow.

3.5 EVALUATION OF PERFORMANCE GOALS FOR THE PRIOR PLAN YEAR. The Committee shall determine the Participant's entitlement to the final bonus payment for each Plan year based on achievement of the Performance Goals set forth in the Plan in good faith within thirty (30) days after the completion of the audit for such calendar year, which shall be paid by the Company no later than ten
(10) days following such determination. Each Participant's actual payment will be determined by multiplying their percentage achievement of their Performance Goals times their portion of the Bonus Pool. The Committee in its sole and absolute discretion, may determine that a Participant's actual payment for the Plan year shall be less than or more than the amount earned by such Participant under the Plan. In no event shall a Participant's actual payment exceed two times the salary earned by the Participant in the Plan year. The Participant must be an active and ongoing employee of the Company at the time of payment to be eligible for a payment under the Plan. A participant's termination or announced resignation forfeits any unpaid amounts earned under the Plan.

                                   ARTICLE IV
                             MISCELLANEOUS MATTERS

4.1 OTHER COMPENSATION PLANS. This Plan shall not affect any other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of compensation for employees, officers or directors of the Company.

4.2 AMENDMENT AND TERMINATION OF THE PLAN. The Company may amend, modify or terminate the Plan at any time, but any such amendment, modification or termination shall not adversely affect any rights of the Participants with respect to the Plan, which had been awarded prior to such amendment, modification or termination.